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                                                                   EXHIBIT 10.2



                             SHAREHOLDER AGREEMENT

This is an agreement executed as of this 21st day of April, 1999 by and between Just Like Home, Inc. a corporation duly organized and existing under the laws of the state of Florida ("JLH"), John F. Robenalt, ("JFR") and Robert C. Lohr ("RCL" or "Trustee").

                                  WITNESSETH:

WHEREAS, JLH and JFR have come to certain agreements concerning the terms and conditions of certain amounts due JFR and wish to reduce such negotiations to this writing; and

WHEREAS, the Lohr and JFR have negotiated concerning the terms and conditions under which they hold their Common Stock and wish to reduce such negotiations to this writing;

WHEREAS, JFR is holder of record of shares in JLH in the following amount:

         JFR 126,204 Shares
         Vancene F. Robenalt 308,568 Shares
         JFR, Trustee 22,500 Shares

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement, and intending to be legally bound, the parties agree as follows:

16.      Voting Rights:

         1. JFR grants unto Lohr all of the voting rights on JFR's Stock as of the date of this agreement (the "Voting Rights"). Lohr shall be entitled to exercise all rights, including the right to vote in person or by proxy, in respect of any and all JFR's shares as of the date of this agreement. However, JFR shall be entitled to receive payments from any and all dividends paid by JLH with respect such shares.

         2.       The voting Rights shall be in effect until 12/31/2003.

         3. JFR shall continue to receive all documents of any kind or nature that are sent to other shareholders and JFR shall be added to the mailing list for distribution of all shareholder information and SEC filings.

         4. In the event Lohr is no longer the Chief Executive Officer of JLH until July 1, 2000 and thereafter Chairman of the JLH Board of Directors then the Voting Rights shall terminate as of the last day that Lohr was CEO of JLH.

         5. Lohr shall be the only person to have the right to exercise the Voting Rights. The voting Rights shall not be assigned, transferred or sold.



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17.      Transfers Allowed:

         Notwithstanding anything to the contrary contained in this Agreement, JFR may sell, distribute, or transfer his shares of JLH on the public market at any time and under any circumstances by block sale or by arrangement with an investment banker (the "JFR Share Sale"). All shares sold by the JFR Share Sale into the public market shall be transferred free and clear of the Voting Rights. Upon such JFR Share Sale the Voting Rights shall not transfer and the Voting Rights as to shares sold will terminate.

18.      Right Of First Refusal:

         During the Term of this Agreement, if JFR shall decide to sell his shares to any non family third party in a private placement then:

         1. JFR will promptly deliver to the Trustee written notice of such proposal, together with a copy of any related documents and agreements and statements as to the identify of each real party in interest and other pertinent information relating to such proposal. The Trustee and/or JLH shall have the right to purchase all or some of the shares, upon and subject to substantially identical terms and conditions as those set forth in the written notice.

         2. In order to exercise its right of first refusal, the Trustee and/or JLH shall deliver to JFR, within three (3) days from his receipt of the written notice, written notice of his election to purchase the shares.

         3. If the Trustee and/or JLH decide to exercise such right of first refusal, the Trustee shall pay the purchase price set forth in the written notice for the shares.

         4. If the Trustee and/or JLH does not elect to exercise his right of first refusal; then JFR shall have the right to transfer the shares and such sale be free and clear of the Voting Rights and any other restrictions of any kind.

         5. The closing of the purchase shall take at the principal office of the JLH or may be completed by regular US mail.

         6. The notice from JFR regarding the sale of the JFR Stock shall be delivered to Lohr by fax or overnight mail at:

                           Robert C. Lohr                 For Overnight:
                           PO Box 10805                   -------------
                           Pittsburgh, PA 15236           448 Old Clairton Road
                           412-653-1128                   Clairton, PA 15025
                           Fax 412-655-3330

                           Any notice from Lohr regarding the purchase of the JFR Stock shall be delivered to JFR by fax or overnight mail at:



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                           John F. Robenalt
                           887 MacEwen Drive
                           Osprey, FL 34229
                           941-966-7755
                           Fax 941-966-6678

         7. The right of first refusal terminates upon the termination of the Voting Rights.

19.      Termination of Voting Rights:

         The Voting Rights shall terminate on any one of the following events:

         1.       The written agreement of Lohr and JFR;
         2.       The dissolution, bankruptcy, or insolvency of the JLH; or
         3. The merger, acquisition, sale or material change in the ownership of JLH;
         4. Lohr is no longer the CEO of JLH until July 1, 2000 and thereafter Chairman of the JLH Board of Directors.
         5. As to shares sold under the JFR Share Sale the Voting Rights shall terminate upon sale as set forth in paragraph 2 above.

20.      Amount Owned to JFR:

         JLH agrees, subject to their internal audit, that it owes to JFR approximately $140,000.00 for past due rent, past due salaries and past due legal fees. This amount does not take into account any interest that is due in addition the total set forth above, Lohr and JFR agree that they will meet to create a payment plan acceptable to both parties by May 31, 1999.

21.      Conditions Precedent:

         Unless waived by JFR, this agreement and the Voting Rights are subject to each of the conditions enumerated below.

         1. That Lohr has actually invested $1,000,000 in JLH and has given evidence of such investment to JFR,
         2. That Lohr, Elizabeth Conard and Richard Conard have entered into an agreement that allows Lohr to vote the Conard's shares in JLH and Lohr has delivered evidence of such agreement to JFR,
         3. That the agreement with Health Care Reit, Inc. has become effective and Lohr has given evidence of such to JFR.

22.      Further Assurances:

         Each party agrees to perform any further acts and to execute and deliver any further documents that may be reasonably necessary to carry out the provisions of this Agreement.



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23.      Severability:

         If any provision of this Agreement is held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions shall not be affected thereby.

24.      Construction:

         Whenever used in this Agreement, the singular number shall include the plural, and the plural number shall include the singular, and use of any gender shall include all genders. The paragraph headings in this Agreement are for convenience of reference only and shall not be used as an aid in the construction of any provision. This Agreement shall be deemed to have been prepared y each of the parties and there shall be no canon of construction applied t this Agreement for or against any party by reason of the preparation of this Agreement.

25.      Governing Law.

         This Agreement has been executed in and shall be governed by and construed in accordance with the laws of the state of Florida applicable to agreements made and to be wholly performed in the state.

26.      Inurement:

         Subject to the restrictions against transfer or assignment as contained in this Agreement, the provisions of this Agreement shall inure to the benefit of and shall be binding on the assigns, successors in interest, personal representatives, estates, heirs, and legatees of each of the parties.

27.      Amendment:

         This Agreement may be amended only by the written consent of all of the parties to this Agreement at the time of the amendment.

28.      Entire Agreement:

         This Agreement contains the entire understanding between the parties concerning the subject matter contained in this Agreement. There are no representations, agreements, arrangements, or understandings, oral or written, between or among the parties relating to the subject matter of this Agreement that are not fully expressed in this Agreement.

29.      Counterparts:

         This Agreement may be executed in one or more counterparts and in making proof of this Agreement it shall not e necessary to produce or account for more than one fully executed counterpart of this agreement.



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         IN WITNESS WHEREOF, the parties have executed this Agreement or caused this Agreement to be executed by their duly authorized officers.


Just Like Home, Inc.


By: /s/ Robert C. Lohr


Title:  President, Chairman and CEO



/s/ John F. Robenalt
John F. Robenalt


/s/ Robert C. Lohr
Robert C. Lohr



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